Exhibit 99.1

MAXWELL RESOURCES SECURES FUNDING FOR 3 WELL PROJECTS

Management team has set its sights on sustained growth.

DALLAS, September 22, 2015 (GLOBE NEWSWIRE) -- Maxwell Resources, Inc. (MAXE -- OTC Pink), an Oil and Gas company located in Dallas, TX, announced today that it has successfully negotiated a third-party Purchase Sale Agreement which will provide the Company with the required funding for the physical reworking of its three gas wells set to begin on October 1, 2015 in exchange for a portion of the working interest in its gas wells.

Maxwell Resources, also announced that it has now acquired an additional mineral rights lease of a previously producing and currently shut-in East Texas gas well - Henchin #2, which adds to its previously announced acquisition of two gas well acquisitions in East Texas - Temple #1 and SGG #1.

The newly acquired lease represents an additional 435 Million Cubic Feet of Proved Developed Natural Gas that has been added to the growing Maxwell Resources' portfolio. Immediate steps have begun to rework the well in returning it to production.

All three gas wells, SGG # 1, Temple # 1, and Henchin # 2 are anticipated to be back online and flowing by November 2015.

Mike Edwards, Chief Executive Officer of the Company, commented "While focusing on the swift reworking of the three recently acquired wells, our goal is to continue our search to expand our portfolio with ongoing efforts in locating and acquiring additional producing properties. These efforts are to build our shareholder value.”

In addition, Maxwell announced that it has engaged an accounting firm to begin the process of updating the Company’s financial statements and bring the Company current with its reporting obligations.

This sets the final stage for the company’s continued growth in 2016 and beyond.

About Maxwell Resources, Inc.

Maxwell Resources, Inc. is a publicly traded oil and gas company located in Dallas, Texas. Maxwell is focused on locating, acquiring, and developing low risk, high return potential oil and gas projects in East Texas, South Texas and is prospecting in the Raton Basin Area of North Eastern New Mexico, where Maxwell currently owns a 5-year hard mineral lease.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Mike Edwards

Chief Executive Officer

medwards@maxwellre.com